As filed with the Securities and Exchange Commission on August 26, 2014

Registration No. 333-123385

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL TRUCKLOAD SERVICES, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-3640097
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

12755 E. Nine Mile Road, Warren, Michigan	48089
(Address of registrant’s principal executive offices)	(Zip Code)

UNIVERSAL TRUCKLOAD SERVICES, INC.

2004 STOCK INCENTIVE PLAN

(Full title of the plan)

H. E. “Scott” Wolfe

Chief Executive Officer

Universal Truckload Services, Inc.

12755 E. Nine Mile Road

Warren, Michigan 48089

(586) 920-0100

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

C. Douglas Buford, Jr., Esq.

Courtney C. Crouch, III, Esq.

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 West Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-123385) filed by Universal Truckload Services, Inc. (the “Company”) on March 17, 2005, is filed in order to deregister securities remaining under such registration statement.

On March 17, 2005, the Company filed a registration statement on Form S-8 (File No. 333-123385) to register an aggregate of 500,000 shares of common stock issuable under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”). On April 23, 2014, the Company’s Board of Directors adopted, and on June 3, 2014, the Company’s shareholders approved the adoption of the 2014 Amended and Restated Stock Incentive Plan (the “Plan”) that replaced and superseded the 2004 Plan.

As of the date the Plan was adopted by the Company’s Board of Directors (the “Adoption Date”), no additional awards have been or will be made under the 2004 Plan and, therefore, the shares of common stock that were available for grant under the 2004 Plan as of the Adoption Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the 2004 Plan but instead will be available for awards under the Plan. In addition, the Plan provides, among other things, that if any awards (i) expire or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (ii) are reacquired by the Company prior to vesting, (iii) are repurchased at cost by the Company prior to vesting or (iv) are redeemed by payment in cash rather than shares of common stock, the shares of common stock under such award will revert to and again become available for issuance under the Plan. As of the date of this Post-Effective Amendment No. 1, there are an aggregate of 106,885 shares of common stock issuable pursuant to awards granted under the 2004 Plan that are outstanding (such shares, the “Outstanding Award Shares”) and an aggregate of 316,880 Remaining Shares (all such shares are collectively referred to as the “Carried Forward Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the 2004 Plan or the Plan, that the Remaining Shares may be issued under the Plan and to carry over the filing fees for the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the 2004 Plan or the Plan and the Remaining Shares may be issued under the Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-123385), filed for the 2004 Plan, to the registration statement on Form S-8 filed for the 2004 Plan and the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warren, Michigan, on August 26, 2014.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:	/s/ H. E. “Scott” Wolfe
H. E. “Scott” Wolfe Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. E. “Scott” Wolfe and David A. Crittenden, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Matthew T. Moroun	Chairman of the Board	August 26, 2014
Matthew T. Moroun

/s/ H. E. “Scott” Wolfe	Chief Executive Officer and Director	August 26, 2014
H. E. “Scott” Wolfe	(Principal Executive Officer)

/s/ Donald B. Cochran	President and Director	August 26, 2014
Donald B. Cochran

/s/ David A. Crittenden	Chief Financial Officer and Treasurer	August 26, 2014
David A. Crittenden	(Principal Financial and Accounting Officer)

/s/ Manuel J. Moroun	Director	August 26, 2014
Manuel J. Moroun

/s/ Frederick P. Calderone	Director	August 26, 2014
Frederick P. Calderone

/s/ Joseph J. Casaroll	Director	August 26, 2014
Joseph J. Casaroll

/s/ Daniel J. Deane	Director	August 26, 2014
Daniel J. Deane

/s/ Michael A. Regan	Director	August 26, 2014
Michael A. Regan

/s/ Daniel C. Sullivan	Director	August 26, 2014
Daniel C. Sullivan

/s/ Richard P. Urban	Director	August 26, 2014
Richard P. Urban

/s/ Ted B. Wahby	Director	August 26, 2014
Ted B. Wahby